EXHIBIT 10.25.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT (the “Amendment”), is entered into effective as of November 1, 2002, (the “Effective Date”) between Kayares International, LLC., a California limited liability company, as successor in interest to Old Courthouse Square, LLC (“Lessor”) and Advanced TelCom Group, Inc. (“Lessee”).

WHEREAS, Lessor and Lessee entered into a Lease dated as of January 29, 1999, as amended by Addendum One dated effective as of January 19, 1999 (the “First Addendum”), Second Addendum to Lease dated effective as of January 29, 1999 (the “Second Addendum”), and the First Amendment to Lease dated August 12, 1999 (the “First Amendment”) (the First Addendum, the Second Addendum and the First Lease are collectively referred to as the “Lease”).

WHEREAS, Lessor and Lessee desire to expand the Premises to include the remaining portion of the second floor of the Building not already leased to Lessee as the Expansion Premises, such portion having a total of approximately 3657 rentable square feet of space (the “Second Expansion Premises”) and to modify the Lease in certain other respects (the Second Expansion Premises are more particularly described on the floor plan attached hereto as Schedule 1).

WHEREAS, the parties agree that current fair market rent for the Premises, would not be less than $1.50 per square foot for the first floor and $1.20 per square foot for the second floor, but in consideration of Lessee’s agreement to enter into this Amendment and to assume all obligations under the Lease as amended herein, Lessor has instead agreed to collect rent at the lower rate as provided in the Lease as Amended herein; and

WHEREAS, GE Business Productivity Solutions, Inc., (“GEBPS”) has agreed, conditioned on the close of its purchase of the assets or stock of Lessee, to guaranty all obligations of Lessee to Lessor under the Lease as amended herein, and in the meantime, as provided and subject to the limitations set forth in its Guaranty in the form attached as Schedule 2, to provide a limited guaranty of Lessee’s rent obligations under the Lease as amended in this Amendment.

NOW THEREFORE, and in consideration of the mutual agreements and covenants hereinafter set forth, the parties wish to amend the Lease as follows:

1.)            All terms defined in the Lease shall have the same meanings in this Amendment as in the Lease.

2.)            As of the Effective Date, the Premises shall be deemed to include the Second Expansion Premises.

3.)            The term of the Lease with respect to the Second Expansion Premises shall commence on the Effective Date and expire on August 31, 2004 (collectively, with the Expansion Term for the Expansion Premises, referred to herein as the “Expansion

Term”).  Notwithstanding the foregoing, Lessor will have no obligation to repair or correct any non compliance with the conditions required under Sections 2.2 and 2.3 of the Lease arising from any Improvements made by the Lessee prior to the Closing Date within the Expansion Premises.

4.)            Commencing on the Effective Date, Base Rent for the Second Expansion Premises shall be $1.15 per rentable square foot within the Second Expansion Premises for the remaining balance of the initial Expansion Term following the Second Expansion Commencement Date.  As of November 1, 2003, the Base Rent shall be $1.15 per rentable square foot within the Second Expansion Premises plus a CPI increase (not to exceed 3%) until August 31, 2004.

5.)            Commencing on the Effective Date, Lessee shall occupy 100% of the first floor and 100% of the second floor, and shall be responsible for 100% of triple net expenses as provided in the Lease, including but not limited to maintenance, insurance and property taxes, until August 31, 2004, after which Lessee shall be obligated to pay its pro-rata share of triple net expenses as provided in the Lease.

6.)            No later than ten (10) days following full execution of this Amendment, Lessee agrees to provide Lessor with a security deposit equal to one (1) month of the Rent due under the Lease (as amended hereby) as security for Lessee’s faithful performance of its obligations under this Lease to be held by Lessor as follows:

If Lessee fails to pay Rent, or otherwise Defaults under the Lease, Lessor may use, apply or retain all or any portion of said Security Deposit for the payment of any amount due Lessor or to reimburse or compensate Lessor for any liability, expense, loss or damage which Lessor may suffer or incur by reason thereof.  If Lessor uses or applies all or any portion of said Security Deposit, Lessee shall within ten (10) days after written request therefor deposit monies with Lessor sufficient to restore said Security Deposit to the full amount required by the Lease.  If the Base Rent increases during the term of the Lease, Lessee shall, upon written request from Lessor deposit additional monies with Lessor so that the total amount of the Security Deposit shall at all time bear the same proportion to the Increased Base Rent as the initial Security Deposit bore to the initial Base Rent.  Should the Agreed Use be amended to accommodate a material change in the business of Lessee or to accommodate a sublessee or assignee, Lessor shall have the right to increase the Security Deposit to the extent necessary, in Lessor’s reasonable judgment, to account for any increased wear and tear that the Premises may suffer as a result thereof; provided, however, the foregoing shall not apply to any assignment by Lessee by operation of law, or in connection with any transfer or sale of all or substantially all of the assets or equity interests of Lessee.  If a change in control of Lessee occurs during the Lease and following such change the financial condition of Lessee is, in Lessor’s reasonable judgment, significantly reduced, Lessee shall deposit such additional monies with Lessor as shall be sufficient to cause the Security Deposit to be a commercially reasonable level based on said changes in financial condition.  Lessor shall not be required to keep the Security Deposit separate from its general accounts.  Within fourteen (14) days after the expiration or termination of this Lease, if Lessor elects to apply the Security Deposit only to unpaid Rent and otherwise within thirty (30) days after the Premises have been vacated pursuant to Paragraph 7.4(c) of the Lease, Lessor shall return that portion of the Security Deposit not used or applied by Lessor.  No part of the Security Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any monies to be paid by Lessee under the Lease.

7.)            Lessor and Lessee acknowledge and agree that Lessee has occupied the Second Expansion Premises, and has made improvements in such Premises, including the Second Expansion Premises, and that such Second Expansion Premises (and all of Lessee’s improvements to the Premises) is acceptable “as is” as of the Effective Date.  If and to the extent any repairs are required within the Second Expansion Premises to bring such Second Expansion Premises and such prior tenant improvements into compliance with the conditions required under Sections 2.2 and 2.3 of the Lease, Lessee agrees to pay Lessor fifty percent (50%) of any such direct and actual expenses incurred up to a maximum of $10,000 to be paid by Lessee.

8.)            The Lease is further amended by deleting in its entirety the contact information for Lessor appearing adjacent to its signature on the Lease and inserting, in lieu thereof, the following:

Kayares International LLC
Attn:  Renee K. Kwan, Managing Member
PO Box 117339
Burlingame, CA.  94011
Phone:  (415)439-5318
Facsimile:  (415) 439-5309

9.)            In the event that any provision of this Amendment and any provision of the Lease are inconsistent or conflicting, the inconsistent or conflicting provisions of this Amendment shall be and constitute an amendment of the Lease and shall control, but only to the extent that such provision is expressly inconsistent with the Lease.  Except as expressly amended by this Amendment, the Lease is in all respects ratified, confirmed and approved and all the terms, provisions and conditions set forth in the Lease which are not specifically modified by Amendment shall be and remain in full force and effect.

10.)          This Amendment may be executed in any number of counterparts, each of which when so executed will be deemed an original, and all of which together, shall constitute one and the same document.

11.)          In the event that GEBPS does not consummate either (A) a purchase of the assets of Lessee, including an assumption and assignment of the Lease as amended herein, or (B) an acquisition of all of the stock of Lessee on or before June 1, 2003, this

Amendment shall terminate on that date and be of no further force and effect, and Lessee shall immediately vacate the Second Expansion Premises.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the duly authorized representatives of Lessor and Lessee have executed this Amendment as of the Effective Date.

“LESSOR”

KAYARES INTERNATIONAL, LLC.

By:	/s/ [illegible]

Its:	Managing Member

Date:	26 February 2003

“LESSEE”

ADVANCED TELCOM GROUP, INC.

By:	/s/ [illegible]

Its:	CEO

Date:	2/26/03

Schedule 1

[Insert a diagram of the Second Expansion Premises]

Schedule 2

Form of GEBPS Guaranty

GUARANTY OF LEASE

Reference is made to the Lease entered into between Kayares International, LLC, a California limited liability company, as successor in interest to Old Courthouse Square, LLC (“Lessor”) and Advanced TelCom Group, Inc., a Delaware corporation (“Lessee”) effective as of January 29, 1999, as amended by Addendum One dated effective as of January 19, 1999, Second Addendum to Lease dated effective as of January 29, 1999, and the First Amendment to Lease dated August 12, 1999 (the First Addendum, the Second Addendum and the First Lease are collectively referred to as the “Lease”) and the Second Amendment to Lease entered into effective as of November 1, 2002, between Lessor and Lessee (the “Amended Lease”).

In consideration of the Amended Lease and conditioned on the terms specified herein, GE Business Productivity Solutions, Inc. (“Guarantor”) has agreed to execute this Guaranty.

1.             Limited Payment Guaranty.  Guarantor agrees to guaranty the prompt, full and complete performance of all of the obligations of Lessee to pay rent and expenses under the Amended Lease during a period commencing on the effective date of this Guaranty until the earlier of:  (A) the purchase by Guarantor and/or any of its affiliates (a “Guarantor Affiliate”) of a substantial portion of the assets of Lessee (the “Assets”) pursuant to the Asset Purchase Agreement dated as of June 21, 2002 as approved in Lessee’s bankruptcy case (the “Asset Purchase Agreement”), or (B) a controlling equity interest in Lessee through a chapter 11 reorganization plan approved by the bankruptcy court (the “Plan”); or (C) the effective date of the rejection, by Lessee, of the Amended Lease in Lessee’s bankruptcy case; or (D) Guarantor’s written notice to Lessor that Guarantor and/or a Guarantor Affiliate has elected not to purchase the Assets of Lessee, or a controlling equity interest in Lessee through a Plan (such period being referred to herein as the “Guaranty Period”).  If, at any time during the Guaranty Period, Lessee fails to make any payment: under the Amended Lease when due, Guarantor shall, upon written notice from Lessor and without further demand, pay the same in the same manner and to the same extent as is required of Lessee.  Notwithstanding the foregoing, upon expiration of the Guaranty Period, the Guarantor shall be released from its obligations under this Guaranty.

2.             Covenants Regarding Assumption of Lease.

A.            Conditioned and effective upon the closing of the acquisition by Guarantor and/or a Guarantor Affiliate of a controlling equity interest: in Lessee through a Plan, Guarantor agrees that (A) Guarantor shall cause Lessee to assume the Amended Lease, (B) Guarantor shall cause Lessee not to assign the Amended Lease to any entity except Guarantor or a Guarantor Affiliate, and (C) Guarantor guarantees to pay Lessor in full, if such amounts are not paid by Lessee or its successor, any excess over the rent and expenses under the Amended Lease collected by Lessee or its successor from any assignee of the Amended Lease pursuant to assignment of the Amended Lease under Section 365(f) of the Bankruptcy Code.

B.            In the event there is no closing of the acquisition by Guarantor and/or a Guarantor Affiliate of a controlling equity interest in Lessee through a Plan, and conditioned and effective upon the closing of the acquisition by Guarantor and/or a Guarantor Affiliate of the Assets of Lessee, Guarantor agrees that Guarantor and/or a Guarantor Affiliate shall cause Lessee to assume the Amended Lease and shall assume all obligations of Lessee under the Amended

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Lease.  [NM:  the sale order in effect now authorizes GEBPS or its designated affiliate to assume the lease such that we don’t believe a separate order is necessary]

3.             Waivers.  Guarantor understands and acknowledges that the Amended Lease may, and likely will, be amended or modified from time to time by agreement of Lessor and Lessee and that this may be done without notice to or approval of Guarantor, it being understood that Guarantor is relying solely on Lessee to protect its interests in connection with such matters.  Guarantor hereby waives any suretyship rights or defenses that may be or become available to Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, and agrees that:

(a)           The Amended Lease may be assigned, modified or amended in whole or in part or the Premises (as defined in the Amended Lease) may be sublet in whole or in part without notice to Guarantor and without releasing Guarantor or affecting Guarantor’s obligations under this Guaranty in any way.

(b)           Lessor may, from time to time, and without notice to Guarantor, release any security that Lessor may have for the obligations of Lessee under the Amended Lease or accept security therefor; add, substitute or release guarantors; or compromise or settle any amount due or owing, or claimed to be owing under the Amended Lease; and no such action by Lessor or any other action which Lessor may take or omit to take in connection with the Amended Lease shall affect this Guaranty or Guarantor’s obligations in any way.

(c)           Guarantor expressly waives notice of acceptance of this Guaranty and diligence of collecting any sums due under the Amended Lease or the taking of any action with reference to any default under the Amended Lease or to any liability under this Guaranty.

(d)           Lessor has no duty to disclose to Guarantor any information it receives regarding the financial status of Lessee, whether or not such information indicates that the risk of Guarantor under this Guaranty has been or may be increased.  Guarantor assumes full responsibility for being and keeping informed of Lessee’s financial condition, Lessee’s performance under the Amended Lease, and Lessee’s use and operation of the Premises.

(e)           Guarantor hereby subordinates all its claims for payment of any indebtedness of Lessee to Guarantor, if any, to Lessor’s right to receive payment from Lessee of all sums due under the Amended Lease and waives any rights it may have to participate in any security for the Amended Lease or to enforce any remedy which Lessor may have against Lessee or any other person or entity that may now or hereafter be liable on the Amended Lease.

(f)            The obligations of Guarantor under this Guaranty are independent of the obligations of Lessee, and Lessor may directly enforce its rights under this Guaranty without proceeding against or joining Lessee or any other guarantor of the Amended Lease, and without applying or enforcing any security for the Amended Lease.

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(g)           In the event any payment by Lessee to Lessor is held to constitute a preference, fraudulent conveyance, unauthorized transfer, or similar voidable payment under any law now or hereafter in effect, and is rescinded or otherwise required to be returned by Lessor, such payment by Lessee to Lessor shall not constitute a release of Guarantor from any liability hereunder: and this Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment: or payments.

(h)           Guarantor agrees to indemnify Lessor for all costs and expenses, including court costs and attorneys fees, incurred or paid by Lessor in enforcing this Guaranty.

(i)            Guarantor specifically waives any and all of the rights and defenses described in subdivision (a) of Section 2856 of the California Civil Code.

(j)            This Guaranty shall inure to the benefit of any person or persons, entity or entities who at any time may be entitled to the benefits and obligated to perform the duties of Lessor under the Amended Lease and shall be binding upon the heirs, administrators, successors and assigns of Guarantor.

(k)           This Guaranty is the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to Guarantor’s guarantee of the Amended Lease and supersedes any and all prior or contemporaneous understandings, agreements, representations or communications between or among the parties, either oral or written, concerning this Guaranty.

(l)            This Guaranty shall be construed in accordance with the fair meaning of the language used.  No rule of construction to the effect that ambiguities are to be resolved against the drafting party shall apply in interpreting this Guaranty.

(m)          This Guaranty may not be changed orally, and no obligation of Guarantor can be released or waived except by a writing signed by Lessor.

(n)           If any term or provision of this Guaranty is ever determined to be illegal or unenforceable, all other terms and provisions of this Guaranty shall remain effective and enforceable to the fullest extent permitted by law.

(o)           This Guaranty and the rights and obligations of Guarantor and Lessor under this Guaranty shall be governed by and construed in accordance with the laws of the State of California, excluding its conflicts of law principles.

4.             Notice.  Any notice required under this Guaranty shall be given in writing and shall be deemed to have been delivered and given for all purposes when (i) delivered by hand or to a designated e-mail address (with written or electronic confirmation of receipt) before 5:00 p.m. on a business day (or otherwise on the next succeeding business day); (ii) sent by facsimile before 5:00 p.m. on a business day (or otherwise on the next succeeding business day) and a written confirmation of the transmission is received by the sender; or (iii) the next business day after being deposited for delivery with a nationally recognized overnight delivery service, such as Federal Express, and addressed or sent, as the case may be, to the appropriate addresses or

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facsimile numbers set forth below.  Either party may change its address for the purpose of notice hereunder by providing the other party with notice of the new address.

To Lessor:

Kayares International, Inc.
50 California Street, Suite 1500
San Francisco, CA 94111
Attn: Renee Kwan, Managing Director
Fax: (415) 439-5309

To Guarantor:

GE Business Productivity Solutions, Inc.
6540 Powers Ferry Road
Atlanta, Georgia 30339
Attention: General Counsel
Fax: (770) 644-7752

IN WITNESS WHEREOF, this Guaranty has been executed by Guarantor, effective as of November 1, 2002.

GUARANTOR:

GE BUSINESS PRODUCTIVITY
SOLUTIONS, INC.

By:	/s/David M. O’Neill
	Name:	David M. O’Neill
	Title:	EVP

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